Filed Pursuant to Rule 424(b)(2)
Registration No. 333-157459
PROSPECTUS SUPPLEMENT
(to prospectus supplements dated August 13, 2010 and
April 26, 2010 and prospectus dated February 19, 2010)
1,500,000,000 Shares of Common Stock

     Pursuant to an Equity Distribution Agreement dated April 26, 2010 (the “Equity Distribution Agreement”) among the United States Department of the Treasury (the “Selling Stockholder”), Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and Citigroup, the Selling Stockholder sold, through Morgan Stanley as sales agent, an aggregate of 1,500,000,000 shares of Citigroup common stock, par value $0.01 per share (the “Common Stock”), during the third calendar quarter, for aggregate sales proceeds of $5,863,489,587. The Equity Distribution Agreement was filed as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on April 26, 2010. Citigroup did not receive any proceeds from the sale of Common Stock by the Selling Stockholder.
     The Common Stock is listed on the New York Stock Exchange under the symbol “C.” On October 11, 2010, the last reported sale price for the Common Stock on the New York Stock Exchange was $4.18 per share.
     Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

From July 1, 2010 through September 30, 2010
Proceeds to Selling Shareholder (1)	$5,863,489,587
Commission to Morgan Stanley (2)	$4,500,000
(1) Without deduction for any commissions or fees.
(2) Payable by the Selling Stockholder and reimbursed by Citigroup to the Selling Stockholder.
     The Common Stock is not a deposit or savings account. These securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.
     This prospectus supplement adds to, updates and modifies information in, and should be read together with, the prospectus supplements dated August 13, 2010 and April 26, 2010 and the base prospectus dated February 19, 2010.
MORGAN STANLEY
     Prospectus Supplement dated October 12, 2010